Free Writing Prospectus Dated May 19, 2020	Filed pursuant to Rule 433 Registration Nos. 333-228954 and 333-228954-03

$789.04mm CNH Equipment Trust 2020-A

JT-Leads: BofA (struc), BNP, Mizuho, Santander

Co-Mgrs : Academy, CIBC, Standard Chartered

CLS	Size$mm	WAL	MDY/S&P	EXP	LEGAL	BENCH	YIELD	PRICE	CPN

A-1	160.900	0.31	P-1/A-1+	12/20	6/15/21	N/A
A-2	267.000	0.99	Aaa/AAA	1/22	7/17/23	EDSF + 80	1.088	99.99457	1.08
A-3	268.000	2.45	Aaa/AAA	1/24	6/16/25	ISWP + 90	1.171	99.98037	1.16
A-4	75.390	3.77	Aaa/AAA	3/24	4/15/27	ISWP +120	1.520	99.98096	1.51
B	17.750	3.80	Aa2/AA-	3/24	10/15/27	ISWP +200	2.321	99.96422	2.30

This is CNH’s first ABS transaction highlighting Environmental, Social, and Governance (ESG) initiatives as referenced in CNH Industrial’s 2019 Annual sustainability report.

BILL & DELIVER : BofA BBG TICKER : CNH 2020-A CNH20A

EXPECTED RATINGS: Moody’s/S&P REGISTRATION : SEC Registered

EXPECTED SETTLE : 5/27/20 FIRST PAY DATE: 6/15/20

ERISA ELIGIBLE : Yes DENOMS : $1k/$1

PXG SPEED : 20% CPR to 10% CALL

CUSIPS A1 : 12597PAA6

A2 : 12597PAB4

A3 : 12597PAC2

A4 : 12597PAD0

B : 12597PAE8

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.